Filed Pursuant to Rule 433

Registration No. 333-258304-01 and 333-258304-06

Nissan Auto Lease Trust (NALT) 2024-A

Joint Bookrunners:  BofA (str), BNP, Citi and USB

Co-Managers :  MIZ, MUFG, SCO, WF

Anticipated Capital Structure:

CLS	SIZE(mm)	WAL	F/M	EXP	LEGAL	BENCH	YIELD	PRICE	CPN
A-1	150.000	0.28	F1+/P-1	08/24	01/15/25	I-CRV + 13	5.502	100.00000	5.502
A-2A	262.000	1.26	AAA/Aaa	11/25	10/15/26	I-CRV + 50	5.168	99.99629	5.11
A-2B	262.000	1.26	AAA/Aaa	11/25	10/15/26	SOFR30A + 50		100.00000
A-3	460.000	2.18	AAA/Aaa	06/26	04/15/27	I-CRV + 67	4.965	99.99108	4.91
A-4	75.120	2.47	AAA/Aaa	07/26	09/15/28	I-CRV + 80	5.032	99.97691	4.97

Bill & Deliver  :  BofA

Offered Size  :  $1.209+bln

Expected Ratings :  Fitch, Moody’s

BBG Ticker  :  NALT 2024-A

SSAP :  TAN24

ERISA Eligible  :  Yes

Format  :  SEC Registered

Expected Settle  :  01/24/24

First Pay  :  02/15/24

Min Denoms  :  $25k x $1k

RR Compliance :  US – Yes, EU – No

Pricing Speed  :  75 PPC to Maturity

CUSIPs

A-1  :  65481CAA2

A-2A  :  65481CAB0

A-2B  :  65481CAC8

A-3  :  65481CAD6

A-4  :  65481CAE4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.